Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-1 (Amendment No. 3) of Jensyn Acquisition Corp. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated February 22, 2016, on our audits of the financial statements of Jensyn Acquisition Corp. as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and the period from October 8, 2014 (inception) to December 31, 2014. We also consent to the reference to our Firm under the caption “Experts.”

/s/ CohnReznick LLP

Roseland, New Jersey

February 22, 2016